Exhibit 8.1

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July 9, 2021

Centricus Acquisition Corp.

Boundary Hall, Cricket Square, PO Box 1093

Grand Cayman

Cayman Islands, KY1-1102

Re: U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Centricus Acquisition Corp., a Cayman Islands exempted limited liability company (“Centricus”), in connection with the transactions contemplated by the business combination agreement, dated as of May 12, 2021 (as amended or modified from time to time, the “business combination agreement”), by and among Centricus, Arqit Quantum Inc., a Cayman Islands exempted limited liability company (“New Pubco”), Centricus Heritage LLC, a Cayman Islands limited liability company, solely in its capacity as Centricus’s representative, Arqit Limited, a company limited by shares incorporated in England (the “Company”), David John Williams, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto (the “business combination”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-256591) of New Pubco, on Form F-4 filed on May 28, 2021 with the Securities and Exchange Commission and the related proxy statement/prospectus, each as amended and supplemented through the date hereof (together, the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the business combination agreement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the business combination will be consummated in the manner described in the Registration Statement and the business combination agreement, and will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the business combination agreement will be waived or modified and (ii) the facts relating to the business combination are accurately and completely reflected in the Registration Statement, the business combination agreement and other certificates, documents and records referred to above. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, without any qualifications as to knowledge or belief. Furthermore, our opinion assumes the accuracy of any advice or opinion rendered by other counsel.

July 9, 2021 Page 2

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” we are of the opinion that under current United States federal income tax law, the Merger will be treated as a tax-free reorganization described in Section 368(a)(1)(F) of the Code for United States federal income tax purposes. We express no opinion on the potential United States federal income tax consequences of the Merger or the Share Acquisition pursuant to the passive foreign investment company rules.

This opinion is being delivered prior to the consummation of the business combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP